Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

William H. Pfund, Vice President, Investor Relations

I’ll begin by thanking each of you for coming and welcoming you here to Chicago. This is our first WMS Analyst Day, so we appreciate your support and your interest. Brian Gamache, Chairman and Chief Executive Officer and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer will share with you an overview of WMS’ culture and successes, our strategic vision going forward, our long-term financial growth outlook and capital allocation priorities.

But before we begin, let me briefly review a few housekeeping notes and requests.

First, we’d appreciate it if everyone would silence the ringers on their mobile devices. This is a small room and kind of tightly packed. If you need Internet access, instructions for accessing wireless connectivity are in the materials on the tables in the little table toppers. So feel free to share those around, please.

We are demonstrating several proprietary new technologies and products in the coming presentations and as such no form of photography is allowed. We will have Q&A sessions throughout the day, allowing each and we’d appreciate it if each presentation you would hold your questions to the end of the presenter’s marks that will help keep us on time for the rest of the afternoon.

We have scheduled a number of breaks for refreshments and stretching; so we’ll keep your blood flowing hopefully. We have signage around to help you find the restrooms. If there is anything you need or you can’t find or you need changed, find out one of the management team or the Jaffoni & Collins people, who are around here to help you. In addition, I know a number of you are going to be running to catch flights at different times because as the afternoon goes, we’ll be hitting rush hour, if you would – about 10 to 15 minutes before you need to get a cab, if you would leave the room and go to front reception, she will be happy to call you a cab or have anyone else grab one of us and we’ll help you to get a cab as well.

Finally, let me remind everyone that today’s presentations do contain forward-looking statements concerning future business conditions and the outlook for WMS based on currently available information that involves some risks and uncertainties. WMS’ actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for our fiscal year that ended June 30, 2010.

Consequently, the forward-looking statements made here and on the webcast, the archive version of the webcast and in any transcripts of today’s presentation are only made as of today September 21, 2010. Before turning the podium over to Brian, let me welcome Ed Rabin. Ed, if you won’t mind taking a stand. Ed is our Lead Director on the Board of Directors and is pleased to be here, we’re happy to have you.

Now, it gives me great pleasure to introduce our CEO, Brian Gamache, who joined the company in April 2000 as COO and has been our CEO since 2001. Brian?

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill. Good afternoon, everyone. Come on, a little more than that. Good afternoon. I know you guys have been on the bus but come on. As a point of reference, if you look out the window there, you are looking at the world’s most famous hotdog stand, it’s called Hot Doug’s, that’s our reference point we try to direct people here to our facility. Hot Doug’s is the number one rated hotdog in the world. So for those of you who are in the neighborhood, make sure you try to stop by there because it’s a pretty special place and there’s two hour lines on Fridays and Saturdays that you might know.

Anyway, welcome to Chicago. Great to have you here at our first ever Analyst Day. Before we start, I want to take a minute and thank Bill Pfund and Lisa Kettner who spent a lot of time and effort planning for today and thank you all very much for a wonderful job. It’s a lot of logistics, particularly from two facilities.

Now that we’re halfway through the day, let me go ahead and share with you what our goals are for today, if I may.

Number one, to share a broader perspective and understanding of our vision of the future, and more importantly our competitive strengths and the future levers that we have in store.

Number two, to allow you to engage and meet with a broader array of management than some of the usual suspects. We have a lot of our management here today that are going to be presenting to you, who will be available this afternoon and throughout the evening at the ballgame to answer any questions so that you can get a feel for who we are as a company.

Number three, to create an atmosphere of transparency and allow you to ask any questions you want and we’ll answer them to the best of our ability.

Four: To understand why we’re so excited about the future. We believe that we’re in the early innings and we want to transmit that excitement to you and your colleagues.

And lastly, we’ve got a lot of smart baseball people in this room. And we want to try to solicit ideas on how we can reverse the 101-year curse of our beloved Cubbies. So we thought when we planned this day six months ago, we were hopeful that it will be a playoff type of an atmosphere. Unfortunately, it is but it’s with the Giants, so we are probably pretty happy about that being a hometown Giants fan. So anyway we’re looking forward to a good afternoon and a wonderful evening.

So now I’m going to give you the answers, okay? So now you can relax after this and you can listen to people and engage. These are the answers on – this is the elevator speech when your boss or your colleague says, what did you get away, what were the takeaways from your visit to Chicago? Okay. This is the cliffs note version, and I know a thing or two about cliffs notes, I can assure you, from my school days.

We plan on using networked gaming as a differentiator and opportunity to further build relationships with the operators and the players. We never thought that networked gaming was all about downloadable and connectivity and reconfiguration. We always work the three – once you know who’s playing the slot machine, where they’re playing the slot machine, when they’re playing the slot machine, you have the ability to create a relationship with that player. And as Larry will show you today and some of our early results that we’ve had so far, this is the golden goose. So we’re very excited about this part of the future of our company.

We’re going to innovate and imagineer our way to industry leadership by continuing to invest in advanced technologies and by accelerating our content leadership. As we’ve said in our August call, we’re going to spend more money in our advanced R&D. We believe that’s the best way to grow our revenue stream. We’ve proven we can do that and it’s the best way to spend our shareholders’ money.

When you look at G2E® last year, some of our competitors brought things like the Sound Chair, Transmissive Reels®, Community Gaming®, things that we had brought to the market four and five years ago. And our competitors have definitely gotten better. But we want to accelerate our leadership position. We want to continue to pull some of the things that we had in the 18 to 24-month range into the 12 to 6-month range. We want to make sure we continue to have the hot hand and that when the cycle does turn we’re positioned at the front of the line.

We want to grow in new market sectors, by demographics, by continuing to invest in businesses that enhance and leverage our multi-level platforms and applications. Over the past year we’ve gone to Australia, we’ve gone to Class II and we’re going to be in the online business here in a few weeks. Our key here is to continue to leverage our content over multi-platforms. And, as gaming morphs into a cellphone, iPad, personal computer, we want to make sure we are distinguished in each one of those platforms and we can leverage our content that we spend so much time and effort producing over multiple platforms.

And lastly, as you saw this morning hopefully, continuously improve our processes, refine our best practices and leverage our infrastructure to enhance financial returns as our company grows into a multibillion dollar business. Even I had a tough time with that one - multibillion dollar business. It’s not going to happen overnight, but again, when you look at our growth cycles, it’s not by mistake we’re being successful as we are today. And, going forward, we have ambitious goals.

This didn’t happen overnight. This has been a decade in the making. For those of you who follow the company, Scott, Orrin and I have been together for 10 years now. When we first got here, we had just basically gotten in this business. Prior to this we were making pinball games.

So it’s taken us a decade to really reinvent the company. We’ve created a culture which I think is probably the secret sauce to our ingredient here. It’s based on innovation, creating a meritocracy, recognition and fun. We are in the game business. We are creative, we are innovative and we like to enjoy what we’re doing. And while we are buttoned up in many ways, we still don’t take ourselves too seriously, and we don’t let our egos get in the way of doing what’s right for our shareholders and for our customers.

We focus the company around the four Ps. That would be the people, the products, the process and the profits in that order. When I first got here, we were focused on the products first and we’ve totally resurrected the way we think about our business. And if we hire the right people, train them, inspire them, they will make great products, we’ll have great processes and the profits will be there.

We built a world-class management team. When you look at the people we have been able to attract from General Electric, and IBM, and Motorola and all world-class companies, other world-class companies, I would say that I am very proud to be part of this management team. And our management team is capable of running a much bigger company than we are today. We have built the foundation for future growth.

We made intellectual property a core competency. When I arrived here 10 years ago, we had about six or eight patent filings, today we have over 1,500. Arguably one of the most rich portfolios, particularly as it relates to online gaming and application suites for the next frontier. So I am very impressed with the job that we have done as a company. And we can use that again as a shield and a sword going forward. And I think our business is really about two things. You’ve heard me say this, it’s about our intellectual property and it’s about talent. And I feel really good about where we are in both of those areas.

And then listening to our customers and employees, we have created a fanatical approach to listening. And two of the most important things we do on a yearly basis here is our Voice of the Customer surveys and our employee opinion survey. Because if you’re listening to both those audiences and you really take the time to listen and distill what they are saying, the good, the bad and the ugly, and you make progress in those areas, it’s kind of hard to screw up what it is you are trying to do. If you don’t listen to your employees, and you don’t listen to your customers, it’s a crapshoot. And the culture of our company is something we spend a lot of time nurturing, we spend a lot of time cultivating, we spend a lot of time teaching and training. And I believe it’s the single most important ingredient as to why we are a differentiated company versus our competitive set.

I want to talk about three of these charts here. These are my three favorite charts. Number one is the total revenues. We have a three-year CAGR of 12%. Now when you think about 12%, this is in the worst three years in the history of our business. Okay. Replacement cycle is arguably in the 20 to 25-year range today. We’re still able to grow at 12%, why? It’s the investments we’ve made in R&D. It’s the new levers we’ve pushed with our content distribution. It’s going into new markets we hadn’t been in before and we’re able to continue to grow in the worst of times. And what that would mean going forward Scott’s going to point that out to you in his presentation.

Our net income has got a 3-year CAGR of 32%, not a bad increase. We’re able to take those incremental revenues and really the flow through on those incremental revenues is astounding. And so we have a very high fixed cost base, meaning that if we do $700 million or $1 billion or $1.5 billion the head count remains basically the same. So the flow through on that incremental revenue given the fact that head count is such a big part of our expenses model gets very, very exciting.

Last slide, I’ll share with you. We constantly track our largest competitor, and if you look back to the September ‘08 quarter versus where we are in the June ‘10 quarter, we’ve gone from 38% of their North American shipped units to 103%. This is something that in our wildest dreams we didn’t think was going to be possible in such a short period of time. We probably would have been drinking some kind of crazy Kool-Aid, but the fact is we’ve done it. We’ve done it on the back of great content and great relationships with our customers, and we believe that this is going to continue to grow going forward.

So what does that mean? WMS has demonstrated a consistent track record for execution of commercial success.

We continue to have blockbuster titles, new platforms. You’re going to hear today about our portal applications, our Bluebird xD™ cabinets, you’re going to hear about our G2E initiatives. We’ve got a depth of pipeline and ideas and content that’s never been like it is today, and I could not be more excited about the stuff that we’re going to talk to you about later and hopefully you saw on your tour this morning.

We continue to grow and deliver results, and again, overcome any economic or competitive challenges. As I said earlier, the competitor set is as robust as it’s been in my 10 years. But as long as we keep executing on our plan, continue to have high standards and set ourselves up for a very good run, I am not nervous about any of these issues. People will always find a way to get great games on their floor.

The global gaming industry is exciting and evolving and WMS is leading the way. When you look at the fact that within a few short period of years we’ve become the thought leader of this industry by both the pundits and the customers, that’s something that we’re very proud of, and that’s going to continue as we evolve going forward.

We have the vision, the people, the product, the strategy and the processes, and the execution to keep driving sustainable profitable growth and to achieve our longer-term goal of becoming the leading supplier, not just per quarter, but for a long, long time.

So with that, those were my brief opening remarks. I’m going to turn the floor over to Scott and I’m going to get back and answer any questions you may have in a few minutes. Scott?

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Okay. Thank you, perfect. So Brian started today with 5 goals and I am going to add 2 more that are my personal goals. One of them relates to short-term look at WMS and the other one relates to the long-term look at WMS. So you know that Bill and I and Brian meet frequently with investors, and there are 2 topics that we are always, always confronted with. The first one is the replacement cycle. What’s happening with the replacement cycle? Are people going to have more capital next year? What’s happening in the regional markets versus Nevada? What’s happening across the ocean, right?

Well, one of the things I hope you get out of today’s presentation is that the guidance that we have provided for our fiscal ‘11 year is not based on any real uptick in the replacement cycle during that period of time. We have other levers that are going to drive the performance of the company and the earnings growth of the company moving forward and we’re going to focus a bit of attention on that later today. Now longer term, we do expect that the replacement cycle will improve but that’s longer term, it’s not related to fiscal ‘11.

The other thing that I would say is a pretty constant remark when we have meetings with investors, mostly investors who don’t currently own WMS shares is, gee, I love the story, I love the consistency of performance, I love the management team, but your multiple. Your multiple is just a little bit high, right, compared to the Standard & Poor’s. And yes, it’s down from sort of its traditional level but it’s just a little high. So I am hoping today to demonstrate to you and the rest of the team as to why we have the multiple that we have, and what we have in place to make sure that the multiple, as the economy improves, as we grow our revenues, as we grow our profits, why that multiple should expand.

So those are my 2 goals. So how did we get to where we’re at today? We have a company that’s got an investment grade balance sheet. It’s had a tremendous consistency of operating performance, both on the revenue line and on the profit line and will go into cash flow.

Now, certainly a lot of the credit has to go to Larry and his team, for all the great products that we’ve been able to put out over the last couple of years. But I believe it is due to strong financial discipline and I’d say that a little bit chokingly, but I would tell you that in the 10 years that I’ve been with WMS, Brian’s management style is one of inclusion. And so, throughout all aspects of our business, on any important deals, on any new projects we are looking at, I or one of my team members of my finance team are a part of that evaluation process so that it is inclusive when we have really good knowledge of what’s going on out there in the industry.

Many of you heard me say that the most important meeting that we have each and every week here at WMS is our forecast meeting. We have people that are responsible for revenues. We have people that are responsible for monitoring cost. That group feeds data into my finance team every week we meet Wednesday afternoon and so we look at what’s happening in our business for this quarter and the future quarters and because we have that data real time, we can react to it real time. Because there are times these things don’t quite go as we thought that they were going to go and we need to come with a plan B. Having our finger on the pulse of what’s happening enables us to do that.

We also do a very good job at balancing risk and rewards. We use a system called Stage Gate. That’s not something that WMS invented, it’s something that a lot of technology companies use to monitor the progress of projects – R&D projects along the path and there are definite requirements at each gate to go and continue the development in the next stage so you get up to the next gate.

That process while we implemented it a couple of years ago, we are still perfecting it and making that process better. It helps us really understand what return on investment is going to be for the dollars that we are spending and more importantly that the project or product is making the progress along the path that we wanted. So having been grounded in strong financial discipline has certainly helped WMS be the success that it is today.

I want to go over a few things on the balance sheet. So a lot of you are always looking at free cash flow and what’s the free cash flow number. Well, one of the measurements of free cash flow is, well, what’s happening with your cash balance, right. And on this slide you can see that our cash balance over a two-year period has grown by 54%. Now it’s grown that much even though in that same two-year period we have invested $80 million in buying back our stock. We have invested over $200 million in property, plant, and equipment and gaming operations capital expenditures. We have also grown our receivables by about $100 million, and I am going to come back to that in a minute because I know receivables is a topic – that’s another topic we get frequent questions on. So we’ve been able to grow our cash balance, because of the great flow through that we see from the profits that we achieve.

Another thing to look at, you can look at the current assets, a lot of receivables, a lot of inventory. Our current assets is about five times our current liability, so a fairly rich current ratio. We ended fiscal ‘10 with just over $1 billion in total assets and I am proud to say, we ended fiscal 2010 with no debt. Our – the $115 million of convertible debentures converted throughout our fiscal ‘10 year and now all reside down in our equity balance which you can see was $834 million.

So one thing we are particularly proud of is the increase that we’ve been able to achieve in our return on average invested capital and you can see that we have grown from an 11% rate for the year ended June 30, 2008 to a 15% rate in the year ended June 30, 2010, so a 35% plus improvement in a very short period of time. So you can see and as it says here at the bottom, we’ve got a great balance sheet that should be able to sustain the organic growth opportunities that we have going forward.

Now, receivables. We get a lot of questions about receivables. We started a program about a year and a half ago to expand the amount of customer financing that we were doing for our customers and what I’m showing on this chart is that for the 12 months ended June 2010, our revenues went up $59 million during that year, and our receivables went up $74 million during that same period of time. So we had growth in revenues. We had growth in receivables.

We have been talking all year about the new markets that we were getting into; Australia, Mexico, Class II. Well, in getting into those markets we had to finance some of the receivables there. So particularly for Mexico and Australia you can see in the note here, $51 million of the increase relates to those two countries.

Now when you think about Mexico, you might say, well gee, why do they want to have that exposure for receivable in Mexico? Well, we had a choice in going into Mexico. At the time we started into Mexico, most of the deals that were being done were Class II deals by our competitors and they were doing operating leases. So they have that asset sitting down in gaming ops capital expenditure. We had a choice. We could either go down the same path with the operating lease deals or we could do selling of the units and end up with the receivable on the balance sheet and the market was changing from a Class II market to a Class III market at the time, and we got particular comfort in going the receivable route because the customers that we were dealing with in Mexico for the most part were customers of Sebastian Salat, who is our President of International, has been dealing with over his career because they are global operators of gaming devices.

So, yes, we did see growth in our receivables. You can see another $24 million represented growth coming from Class II from Oklahoma as a result of sort of the termination of our agreement with MGAM and it’s approaching that market in a different manner and from Florida, particularly the Seminoles in Florida where we didn’t have much of a presence previously and now we have a greater presence.

So, yes, our revenues grew, our receivables grew.

Here is a comparison to our competitors. IGT, the revenues were down $266 million in that same period. Bally, the revenues were down $66 million in that same period. Aristocrat in Australian dollars down $248 million in that period, yet you can see that all of them had growing receivable balances June-over-June.

I think you’d feel more comforted in the fact that WMS is growing revenues while the receivables are growing than what you may see with some of our competitors. We think this is one of those differentiation points that you need to be considering in evaluations.

Okay. So let’s get back to return on investment and one of the things that we most like to do with the cash that we have is make sure that we’re ploughing it back into R&D, that we’re creating, we’re inventing unique differentiated products.

In last year, we’ve spent $106 million in our R&D efforts and that was up about 8% over the prior year. We also spent $8 million acquiring or licensing intellectual property or technologies from third parties because we know we don’t always have all the best creative ideas in the world.

We’ve spent just over $100 million of cash between capital expenditures for property, plant, and equipment and gaming operations equipment, $44 million there. And in that same period of time, we’ve spent $45 million of cash in buying back stock in the open market opportunistically.

When we had our call in August, we talked about two initiatives that we were moving forward with in fiscal ‘11. The first was a $50 million reinvestment in WMS, $9 to $11 million of which would come from incremental, above the normal increase in R&D for projects, as Brian said, to try and bring forward and accelerate some of the things that we have shown at trade shows that customers would prefer to have on their floor sooner rather than later. So we’re going to have a 20% increase in our R&D spend for fiscal ‘11 and our R&D is expected to be 15% of our revenues compared to 14% last year.

We also announced a $40 million incremental gaming ops CapEx spend that really would relate to three items. One, we’re going to continue the transition of our Bluebird® gaming devices in our participation base up to the newest latest greatest gaming devices, Bluebird2 and Bluebird xD. Also the VLT market that’s opening in Italy is going to be an operating lease market and that will cause us to incur capital for that market as we make placements there. And additionally, we are getting more requests from our normal customers for operating lease type deals and if we do those deals, that too would be capital in our gaming operations business.

We also announced a new $300 million share repurchase program that covers a 3-year period and so for fiscal ‘11, new initiatives, new investments of capital. I want to just show you a little bit of historical perspective on share repurchases. From fiscal 2002 through 2010, we have repurchased $173 million of stock, 19% of the outstanding shares. In fiscal ‘10 as I said earlier, we purchased $45 million of that $173 million and that was 1.1 million in terms of shares at a price just under $40 a share, and under the new program that we announced at the beginning of August, we’ve purchased $31 million at a price of $37.65.

So we think we’ve been pretty opportunistic and we returned value to shareholders through the share repurchase program. And now with a much larger program I think you’ll see us be a bit more active depending upon where the share price is actually at.

Now these are charts that you see in our typical investor presentation and I am not going to spend a lot of time on them, but we’ve had a consistent increase in performance of our business. And it’s not just one component of our business. It’s all aspects of our business. This is showing for the last six fiscal years, the increase we’ve seen in revenue, operating margin, diluted earnings per share, and adjusted EBITDA.

And those all result from the increases that we’ve seen in our revenue drivers. So our key revenue drivers are: our average installed base, our average daily revenue that we get from our participation product, the average selling price of our new units, and the ship share that we get when we go to sell those units. What CFO wouldn’t be proud to stand up in front of you and show these kind of charts. And I can tell you that none of my competitors are able to show this level of performance over the same period.

Okay, I have a new cautionary statement. So one of the things that we do at WMS is we try and take the reported results that our competitors show and we back out the things that are unusual to normalize the results so we can see apples-to-apples comparisons.

But I have this cautionary statement I will read, that says the following chart presents financial information that’s been adjusted to exclude charges and credits that each company has identified as unusual for the periods presented. It represents our best estimate of the normalized results for comparison purposes. However, results could be different if other charges and credits should be included that were – or if what we’ve included shouldn’t have been included. So different results could occur depending upon the interpretation of what is unusual.

So with that, this is showing for the four trailing quarters ended June 30, 2010 a side-by-side comparison of the big four competitors here. Obviously, if you look at the percentage change column, blue is good; red is not so good, right.

Now at the bottom, and I am not sure you can read all this, we are going to post these slides later today to our website, you’d be able to read it, we’ve sort of described the various unusual charges that have been identified. We saw today someone else had another unusual charge for this quarter. So be that as it may, this is what we believe a true normalized side-by-side comparison would be. So what do we see here? We’ve got WMS with revenues up over 8% and the three competitors all with revenues declining over that 12 month period.

On a gross margin basis, one of the adjustments that we make, is we moved the depreciation that we put down in the note below the income statement that resides on the depreciation line back up into gross margin where other people have put it. And when we do that, you’d see that WMS is actually second after Bally in terms of total gross margin percentage. Bally is a bit higher and that’s primarily because of the high margin that they receive out of the systems business that they have and the percentage of that business to their overall revenue mix. But you can see that each one of the competitors did a pretty good job of improving their gross margin over this last year.

R&D expenses, you can see ours, as I said, were up by 7.6%, almost 8% last year. IGT who has been going through a bit of downsizing showed a decline. But both Bally and Aristocrat showed increases for the year. You can see as a percent of revenue that WMS still leads the pack at 13.8%. The other three are I’ll say higher than they normally might be and that’s because their revenues were declining and when revenues decline, your R&D spend goes up as a percent of revenue.

On the operating income line, you can see WMS up 23%; the others, small percentage increases or decreases. And then at the net income line, WMS up 22.6%; Aristocrat did a nice job at 25.8% and the others sort of single-digit numbers.

So on an apples-to-apples comparison, again this is how we define those apples. We believe that this is another factor that demonstrates why WMS has a premium multiple to the rest of the space.

Now moving on to some key performance indicators, because these are things that we also expect to see how we’re doing relative to the competition. This is showing 12 months ended June 30, worldwide key performance indicators. So these are global units, global average selling price, et cetera. So new unit sold, well, everyone had a decline, right, but I’d much rather have a 5.5% decline rather than a 20%+ decline in units.

On average selling price, you can see that WMS indeed has the highest average selling price. Aristocrat doesn’t disclose their global ASP. You can see that IGT’s is lower than Bally and WMS in that, because on a global basis they have some businesses that they’re in that have a lower price point to them that WMS and Bally are not in.

On the participation footprint, you can see that their modest, I’ll say, growth, a little decline for IGT during that period. But here is a statistic that we’re particularly proud of and that is, on our revenue per day, we did 50% more than what IGT did, and more than double what Bally does on a revenue per day performance. And that obviously is a factor of the great performance that people are seeing out of the WMS product and the fact that in the installed-base, IGT and Bally include some games that really are truly participation games.

Looking at the U.S. and Canada KPI’s. Here too, you can see that everyone showed a decline in number of new units. But again, I’d much rather be at a small 3.7% decline rather than where others are maybe. On a ship share basis, you can see that for the 12 months ended June, WMS – again, this is of these four companies, at a 29.1% ship share for that period, up 30%. And you can see that both IGT and Bally had a decline and Aristocrat actually had an increase, but they’re still at about just half the units that the WMS is doing. And on an average selling price, again WMS still leads the path in terms of pricing for our product.

Now, I know this is a group that says, okay, well, that’s 12 months, what have you done for me lately? So let’s look at six-month KPI’s. So this is the six-months ended June 30, 2010. Here you’ll see that WMS actually had a small increase in the number of units that we shipped during that period. And IGT and Bally still had declines. WMS still continues to lead the pack in terms of average selling price for its units. The footprint again stays in that same sort of modest growth area and average selling price again 50% greater than IGT and about double what Bally’s average revenue per day is.

And then, if we look at U.S. and Canada same thing, WMS shows actually a slight increase in the period, our competitors are showing declines. Here you’ve got WMS at a 32.5% ship share among these four companies, oh close to that 33.6% that our largest competitor has. And you can see that again, both IGT and Bally had declines during that six month period, and Aristocrat showing an increase, but again it’s half the number of units that WMS was doing. And again on this average selling price basis, WMS is still leader of the pack.

So guidance, we’re reiterating guidance, our annual guidance today. I think there were some people that were saying, gee, are you guys taking down your guidance or something. We’re not taking down our guidance. We’re reiterating our annual guidance for the year, $830 to $850 million in terms of revenue up eight to 11% over the $765 million we did this last year.

You can see that, if you look at the KPI’s, we have mid to low single-digit increases that we’re anticipating for each one of those. Our gross margins for both product sales and gaming operations will be relatively flat year-over-year. And we’re expecting a 60 to 110 basis point improvement in our operating margins.

Now had we not decided to put the extra $9 to $11 million into R&D, that percentage increase would be greater, but we think by investing this money now, by accelerating products and by being ready for when the cycle turns, we are best investing the shareholder dollars.

Okay. So what are our growth drivers for fiscal ‘11? Well, we are assuming that given our performance over the last six months that our annual ship share in North America and Canada is going to be greater than what it was for the 12 months ended June 30, 2010, which was at 29.1%. So that will provide some level of growth.

We are assuming increased penetration of Mexico, New South Wales and the Class II/Central Determination markets. These are markets that we entered throughout the calendar – the fiscal 2010 period, so except for Mexico, we didn’t have let’s say a full year’s worth of revenue earning opportunity, and I think you’ve heard Brian and I say, in each one of these markets when we open them, we started with a small number of units, the units performed well, for the next quarter there was a build in demand and we ship more units. We’re expecting that demand to continue to build as we move forward, as these three markets have an addressable installed base of about 250,000 units currently.

We’re also expecting revenues from several new markets, a group’s casino in Maryland is going to open, new activity in Kansas. Italy we expect to earn revenues from – and Illinois, our State of Illinois, we still are expecting some progress there.

We’re going to continue to grow our gaming operations’ revenues and we’re going to continue to focus on the mix of that business to have more Wide Area Progressive product as a percent of the overall mix and that will actually be more apparent, more strong in the second half of our fiscal year, given the games and the timing of the games we have coming out.

We are expecting to earn initial revenues from our Networked Gaming business that we’re going to launch this December and our online gaming business that we’re expecting to launch next month. We’ve also assumed, and this is the assumption I started with, that there really is going to be no increase in replacement capital by our casino customers in North America in our fiscal ‘11 year.

Now longer-term, bit of an explosion chart here, lots of opportunity for revenue growth as we move forward. We do believe that there is going to continue to be growth in both domestic and international markets and Sebastian Salat is here with us today. He’ll come up and talk a little bit about that a little bit later. We do expect that the North American replacement cycle is going to improve, and we do expect there’ll be continued growth in new casinos and expansions.

So when we think about long-term here is our growth drivers: continuing to grow worldwide ship share; expanding our gaming operations business as we move forward; increasing presence in the markets that we’re already established in; entering and leveraging new distribution channels, just as we did this last year with Mexico, New South Wales, Australia and the Class II markets; leveraging replacement cycle improvements once it happens, and no, I don’t have the answer as to when it’s going to happen, but it will happen; driving upgrades and replacements by coming up with great new products. I think most of you were on the tours, you saw the xD product. Larry is going to talk a little bit more about that. It’s doing just great out there. Casino expansions in new and existing markets; and the potential for new markets to open globally. Those are the things when we think five years out are likely to help drive our revenues.

So this next chart is sort of taking the chart that Brian showed you earlier, which was what our revenues have been over the decade that this management team has been in place, and we’ve made assumptions. Brian showed you that over the last three years we’ve had a 12% compounded annual growth rate. If we make the assumption that we achieve that over the next five years this is the level of revenues that we would expect to achieve. We actually are hoping and have plans in place to do something better than that. So we’ve shown a 15% CAGR percentage scenario that obviously shows a bit higher number. Now our General Counsel is sitting in the back of the room and so I feel obligated to say, this does not represent guidance that management is putting out there for 2015. This is just to say, picking a number and saying here’s what we’ve done and if we continue to do that what might that be.

Okay. I’ve talked a lot about revenues. I have the last couple of charts on margin. Gross margin. We’ve talked about what we call our double nickel plan, the 55% product sales margin. We got there for a quarter in the June 2010 quarter but we have a plan to get there in the short term on an annualized basis. After we get there and I know a lot of you met Brian and you know his personality, once we get to a goal we then increase the goal. So once we get to that 55% goal, I am certain that we’re going to look much beyond 55% and have a stretch goal of 60%. And you’ve heard this morning from Ken and his team of the things that we have in place to try and improve those margins as we go along. We also will benefit from a richer mix on a total gross profit margin basis. So richer mix of our higher margin gaming operations business kicking in and with the networked gaming applications those have a software pricing paradigm so they have a higher margin percentage to them and so we would anticipate that that would also lift the overall gross margin.

Operating margin. We have an intermediate goal that we’ve talked a bit about, which is to get to a 25% annual operating margin goal. I could get you there tomorrow by reducing what we’re spending in R&D, but we don’t think that’s right for the long-term health of the company. So we’re going to continue to reinvest in R&D, but we’re also looking at ways to get up to that 25% goal that we’ve had. But, once we get there, that goal will increase and so we have a longer-term objective to get to the 30% margin there.

So with that we’re going to start the Q&A, but before we get into the Q&A, I have one topic I’d like to talk about, because I’ve had a few questions about it today. Last week our Board as part of their normal meetings, granted management their normal annual long-term incentive plan grants; so stock options, restricted stock and performance contingent stock. Additionally there was some restricted stock that vested in that same period of time. And maybe most importantly, if you looked at my Form 4, I made the decision to exercise and sell 62,500 shares of WMS stock. Now if you looked to the fine print of that Form 4, you would see that I was granted those shares in November 2000. So I’ve held those shares for a decade. They were coming due within a 60-day period of time. And with the inter-quarter blackouts that we sometimes have, like we did this quarter, and with the quarter-end blackouts that we have, and knowing that you all were going to be here today, it seemed like it was an appropriate time for me to exercise and sell so that if you had any questions about that this is the forum to ask it in.

Now my selling shares has no diminution in my excitement about what we’re going to be able to achieve here at WMS going forward. Our management team has a fair amount of our personal wealth tied into WMS stock and I can assure you that we are all very focused on making sure that we do the things that are going to continue to improve the performance of the company moving forward.

So I guess with that we’ll take questions from the crowd. David?

QUESTION AND ANSWER SECTION

<Q>: [Question inaudible]

<A – Scott Schweinfurth>: So we have to repeat the question for the people that are on the webcast. And David’s question was, we did a good comparison of how we performed in the past relative to the competitors and now he is interested in what are we going to be able to do to make sure that we sustain that same level of performance in the future?

<A – Brian Gamache>: Okay. The purpose of you being here today is to get that sense. I believe our management team has a constructive paranoia as opposed to a destructive paranoia. We celebrate infrequently. We are respectful of our competitors. We watch them. We keep an eye on them. So we are more focused on our internal execution. And as I’ve said earlier, it’s all about intellectual property and talent. And as long as we continue to have the hunger and the passion and demonstrate the sense of urgency in creating great content, we’ll be great for a long, long time. If we start taking our eye off the ball and we start celebrating and thinking that this is an entitlement, which it’s not, success is a journey. You’re never there. It’s a constant redo every single day we come to work.

And I think our culture demands that of us. We push each other. It doesn’t take us to push – to be pushed. We push each other collectively. And when you see what Larry and Allon and Phil are doing in this presentation after we finish, and some of the new levers that we have, I think you will be as confident as we are, David. There’s no guarantees in life. And we just have to come to work every day focused, passionate and driven to keep the success up. That’s my job. Steve?

<Q>: [Question inaudible]

<A – Brian Gamache>: Good question.

<A – Scott Schweinfurth>: Okay, so Steve’s question was given what we’re seeing in the replacement cycle so far this year, and that we haven’t planned for an increase in replacement capital going forward, how do we measure that return on investment so we are making further incremental dollars that we are spending? And then secondly, the question was how do you know…?

<A – Brian Gamache>: The budget for ‘11 how [inaudible]?

<A – Scott Schweinfurth>: What were the pieces and can we provide any clarity on that?

<A – Brian Gamache>: I’ll take the first.

<A – Brian Gamache>: The first one I would tell you that Scott mentioned earlier, we have a very disciplined approach to our stage gate process where we model out every step of, for example, the xD cabinet. We have to sell x amount of them. We do a business case. We have a net present value of that return and it’s a fairly high standard that we go through and we’ve not missed one yet because of the focus we’ve put forth. Now we red light a lot of products, we don’t just green light them but I would tell you that if the market dried up altogether, this would be a different discussion.

We’re not seeing that and as you saw our ship share and even though we are not selling as many boxes, our revenues are continuing to grow 8% last year. So I think that if this was a scorched earth mentality 2 years from now, if this thing hadn’t turned around we probably would look at this differently, but we don’t see it that way.

We’re seeing little bits of positive news right now, Rob Bone sitting in the back of the room. We’re negotiating a deal with one of the largest operators out there that could be one of the biggest deals we have ever done. And so we’re seeing little bits of glimmer out there, still not where it needs to be or where we thought it would be at this point. But hopefully, we are starting to see some little bit of data points that would allow us to think that the light at the end of the tunnel isn’t a train. So …

<A – Scott Schweinfurth>: And Steve, the second part of your question. I have been asking Larry in his preparation for this presentation to list out the dollars by category and he refuses to do that. So if you want to wrestle him down at the ball game tonight and you got to back him into a corner…

<A – Brian Gamache>: Steve’s talking about the budget. Which of the variables in the budget are you most comfortable with and which ones aren’t?

<A – Scott Schweinfurth>: Are you talking about the revenue piece?

<A – Brian Gamache>: Yes, I would say Illinois is a crapshoot. We only had a de minimis amount in the budget anyway. So we hadn’t really planned for that to be a serious installation till fiscal ‘12 which would be our July 1 fiscal year; we had a small amount of revenue into the last half of the year. But the other ones, I think between the ship share and the gaming operations and the margin opportunities, more than make up for that Illinois situation. So we’re still very comfortable with the guidance we gave. Yes, Joe?

<Q>: [Question inaudible] .

<A – Scott Schweinfurth>: No, no. It’s not guidance.

<Q>: [Question inaudible] .

<A – Scott Schweinfurth>: Okay. So the question was what is the anticipated CAGR in R&D as we move forward? And I would tell you that for this year ‘11 and ‘12, we’re likely to be at that 15% of revenue going into R&D. But we’re anticipating that after we sort of get over that hump of bringing out a variety of different things that you’ve seen at G2E shows and things that you haven’t yet seen at G2E shows, that we’re hopeful that we’re going to get some leverage on that R&D expense. And get it down to a sort of more normal level in the lower-teens.

<A – Brian Gamache>: The dollars will increase, but they will diminish as a percentage of sales as the revenues go up.

<Q>: [Question inaudible] ?

<A – Brian Gamache>: I don’t think anything is easy these days, Joe.

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: So Joe’s second question was again relative to fiscal ‘11 guidance, what things seem to be easier to achieve and what things seem to be more difficult both on a revenue and a margin standpoint? Correct?

<A – Scott Schweinfurth>: Okay.

<A – Brian Gamache>: I would submit to you that we have leverage in our ASP. We still have very little price resistance to our products because of the premium that it earns to the competitors. I think that there is some room from our margin standpoint, Ken talked to you this morning, xD is a little bit slow off the block, so we plan on getting back there in the Q3, Q4 timeframe.

But I do think that there’s some other margin opportunities, I think gaming operations is fairly well ensconced, so the replacement cycle is really the biggest question mark. I think the other pieces of the puzzle are fairly well established either on the footprint that we have or the products that we’re going to be launching over the next couple of quarters. I feel very good about THE LORD OF THE RINGS™ game and some other products we’re going to be debuting at G2E and I think our gaming operations business is very solid.

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: The question was what would drive the win per day above the $78?

<A – Brian Gamache>: The greater influx of Wide Area Progressive games versus the standard participation.

<Q>: [Question inaudible] ?

<A – Brian Gamache>: Well, again THE THE LORD OF THE RINGS is a standalone game, but it’s doing extraordinarily well. We’ve got some new THE WIZARD OF OZ™ games, some new MONOPOLY™ games that are coming out. You saw some products we’re going to be launching at G2E we haven’t really disclosed publicly before today. I think that we’ve still got a few brands up our sleeve that we’re going to be taking to G2E. So there’s some other things out there that we believe are going to really drive the lever there, Player’s Life®. And I think that again there’s still room for the win per day to accelerate there as well.

It’s not significant – we’re not going to make the big hurdles that we’ve made when we had a few hundred WAP games that now that we’ve got a solid footprint. But I think roughly 30%-35% of our games are WAP now, and as that continues to increment up will there will be some room for the ADR leverage as well.

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: So Dennis’ question was, he’s heard a couple of times today that there’s not been a great deal of resistance to price increases and given that our customers understand that costs are coming down over time, why isn’t there more pressure on lowering pricing rather than just increasing margins?

<A – Brian Gamache>: So the good news is our customers are willing to pay up for good content. The bad news is that it costs us more to produce that great content and the cost of an xD cabinet for instance is significantly more than a Bluebird2, our cost. And as the guys told you this morning, as time goes on and we get greater flexibility in value engineering and greater pricing on the purchasing, we can knock these margins down. But when you launch a new product the margin is not easy.

But going forward to your rationale, the higher the ASP and the more volume it creates, the higher the margin should go. That’s what Scott talked about 55% short run, 60% long run as our margin because as we continue to produce and our content continues to earn the kind of dollars it does.

And again you’re going to hear things from Larry today about the xD cabinet and the portal gaming applications. People are willing to see when you show them the path of how they get there, money is not in the top three or four reasons why they end up buying that product.

<A – Scott Schweinfurth>: And, Dennis, I would also add that volume is important because 80% of the cost of our product is raw materials. So to the extent we have greater demand we can give greater commitments to our suppliers, which presumably would get us better volume discounts on the pricing that we are paying for that. And then, for the balance, the other 20%, there’s a very large percentage of that that’s relatively fixed. So that as we grow volume we’re just spreading that cost over a greater number of units so lower cost per unit and therefore higher gross profit.

<A – Brian Gamache>: One more point on that, I want to make sure – we’re not price inflexible. I think that we’ve been very good with our customers relating to the ones that support us, the ones that buy volume with us, we are very flexible in our pricing; we’ll continue to be that way. It’s not a take it or leave it mentality out there, particularly in this environment, so we have been somewhat flexible with our customers.

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: So the short version of that is, what are you seeing with the replacement cycle now, right?

<A – Brian Gamache>: I’ve never had an interpreter before, this is wonderful. I think that the replacement cycle is still challenged but a couple of things are going to drive it, as you just mentioned. When somebody sees the kind of return they can get for an xD cabinet or the kind of return they’re going to get on a portal installation, that’s going to make their mind up for them, because it’s a matter of days to pay these things back. So I think that those are two drivers in our favor that we didn’t have a year ago, that’s number one. Number two, when you see one of the large multi-unit players start to buy units, I think you will see others around them have to buy units.

There hasn’t been a compelling reason to buy units for the last few years, so none of them bought a lot of units from anybody, so most of our units sold in the last couple of years have been mostly to Native American customers. Now we’ve sold obviously a lot of units to the Las Vegas Strip players as well. But I think when you look at our replacement cycle there are some parts of the country where we have no issue and they replace the units every five years. But there are other areas that haven’t replaced games in 10 years. So I think when you see the catalysts, the competitors starting to buy product and there is a compelling reason now, in our case the xD cabinet and the portal application, I think you will see a change for the better and hopefully that’s going to be in the last half of our fiscal year.

<A – Scott Schweinfurth>: Okay we have time for one more question. And David you already asked a question, so at the back?

<Q>: [Question inaudible] ?

<A – Brian Gamache>: I’m sorry?

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: Okay. So the question was, we talked about how we now have improved the capacity relative to getting out more participation games. The question was, were we capacity constrained in the past?

<A – Brian Gamache>: I think the answer is no. We’ve always had plenty of capacity, but I think the facility was added on about two years ago. We added on the facility to help ease some of the constraints we had then on our physical plant, but at that time we added on additional manufacturing capacity. And I think that we could literally do double the volume we’re doing today on one shift and perhaps triple if we wanted to work a second shift. Is that right, Mike? Yes.

So we could go up to three times the volume we’re doing today. Capacity has never been an issue. I think what you’re seeing now is with a bigger footprint. A few years ago the footprint might have been 5,000 or 6,000 units. So the number of games coming back to us for refurbishment and replenishment weren’t as many. Now we’ve got a 10,000 plus footprint, we’ve got more volume. It’s just a natural expansion.

How about one more question? Joe?

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: Okay. So Joe’s question was with both network gaming and online gaming, which would be new revenue sources for us this year. He understands that our revenue expectations are rather modest. He is asking about profit expectations. And I would tell you that we’ve said on the online gaming piece we will likely lose a little bit of money here this first year as we get that platform out and we get it launched. But neither the revenue nor the loss are going to – it’s embedded in sort of the margin percentages and the revenues that we provided there. On the network gaming piece that will be profitable from day one and that will have, what I’ll call software paradigm margins to that.

<A – Brian Gamache>: And the online piece, Joe, we really did this as a strategic investment for the future. We believe that the concentric circles you saw there between online and network gaming, and casino gaming it’s going to be the flavor of the future. And we want to make sure that we are experienced and that’s a new business for us, it’s a different business. And you’ll hear more about our initiatives but it’s a business we have to be in and understand before it gets mainstream.

<A – Scott Schweinfurth>: So with that, we hope…

<Q>: [Question inaudible] ?

<A – Scott Schweinfurth>: Right. So David’s question was what else are we doing besides looking at buying back stock to enhance shareholder value moving forward?

<A – Brian Gamache>: Well, we are investing it in technology, in licenses, in R&D, we think that’s the number one investment that we can make for our shareholders today based on return on investments. We’re buying back the shares and we’ll consider any and all options as time goes on. We think right now for our company in this current day, that’s the best use of our balance sheet and we won’t preclude anything going forward, all options are on the table.

<A – Scott Schweinfurth>: But we do continue to acquire and license intellectual property and technologies, we continue to plow money into our gaming apps business, which is a pretty quick return on investment there, Brian chairs a strategy and innovation meeting every other week, where our business development team and others and the product development team are presenting new ideas, possibilities for the team to evaluate as a whole. So it’s not just a focus on repurchasing shares.

Okay, now, with that, we’ll call an end to the webcast.

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G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

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THE LORD OF THE RINGS © 2010 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle-earth Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s10) Judy Garland as Dorothy from THE WIZARD OF OZ. (s10)